Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Appian Corporation
Reston, Virginia
We hereby consent to the incorporation by reference in the Registration Statement on Forms S-3 (No. 333-226941) and S-8 (No. 333-218342) of Appian Corporation of our report dated February 21, 2019, relating to the consolidated financial statements of Appian Corporation which appears in this Form 10-K.
/s/BDO USA, LLP

McLean, Virginia
February 21, 2019